Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports Third Quarter 2022 Financial Results
ALEXANDRIA, Louisiana, October 28, 2022 (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the third quarter of 2022.
Net income for the third quarter of 2022 was $10.2 million, or $1.42 per diluted common share (“EPS”), an increase of $1.0 million, or 11.4%, compared to $9.1 million, or $1.27 EPS, for the second quarter of 2022. For the third quarter of 2022, the return on assets was 1.30%, and the return on equity was 15.48%.
Net income for the nine months ended September 30, 2022, was $26.7 million, or $3.71 EPS, an increase of $2.3 million, or 9.3%, compared to $24.4 million, or $3.34 EPS, for the nine months ended September 30, 2021. For the nine months ended September 30, 2022, the return on assets was 1.13%, and the return on equity was 13.25%.
Third Quarter 2022 Performance and Operational Highlights
The third quarter of 2022 financial results included record-high quarterly net income for the second consecutive quarter and an improved net interest margin fully tax equivalent (“FTE”). Our balance sheet reflects continued solid loan growth, as well as lower securities, deposits, and assets. We also continued to execute our organic expansion plan in the New Orleans market.
•Net income for the third quarter of 2022 was $10.2 million, which was $1.0 million higher than the prior quarter, mainly due to a $1.9 million increase in net interest income.
•Net interest income and net interest margin FTE increased in the third quarter of 2022 compared to the prior quarter. Net interest income for the third quarter of 2022 was $23.1 million, compared to $21.1 million for the prior quarter. Net interest margin FTE was 3.06% for the third quarter of 2022, compared to 2.75% for the prior quarter. These increases were a result of the impact of a higher interest rate environment and an improved asset mix.
•As of September 30, 2022, assets were $3.06 billion, a decrease of $61.4 million from June 30, 2022. The decrease in assets was mainly due to a $53.7 million decrease in deposits primarily due to customer deposit activity in response to the changing interest rate environment.
•Small Business Administration Paycheck Protection Program (“PPP”) loans are materially complete. As of September 30, 2022, PPP loans were $1.4 million, net of $28,000 of deferred income, or 0.1% of loans held for investment (“HFI”).
•As of September 30, 2022, loans HFI were $1.88 billion, an increase of $38.1 million, or 2.1%, from June 30, 2022. The growth in loans HFI was primarily a result of loan activity in various markets across Louisiana.
•As of September 30, 2022, total securities were $764.5 million, or 25.0% of assets, compared to $810.7 million, or 26.0% of assets, as of June 30, 2022. Securities decreased primarily due to a larger net unrealized loss and principal repayments in the securities portfolio.
•Nonperforming assets (“NPA(s)”) were $2.7 million, or 0.09% of assets, as of September 30, 2022. As of September 30, 2022, the allowance for loan losses (“ALL”) was $20.0 million, or 1.06% of loans HFI.
•We paid a quarterly cash dividend of $0.07 per common share in the third quarter of 2022.
•We did not repurchase any shares through our stock repurchase program in the third quarter of 2022.
•We continued implementing our organic expansion plan in the New Orleans market. We remodeled and received regulatory approval on a leased banking center location in downtown New Orleans, which we opened as the Bank’s first full-service banking center in New Orleans on August 1, 2022.
Blake Chatelain, President and Chief Executive Officer, stated, “In the third quarter of 2022, earnings were at a record-high level and loans increased, while deposits and assets decreased slightly. As part of our organic expansion plan, we opened our first full-service banking center in New Orleans.
“We are pleased with our overall performance for the third quarter of 2022. Navigating the historical rapid increase in interest rates is a challenge for all banks, including ours. While the increase is beneficial to net interest income and the net interest margin, the higher rates are impacting customer behavior. While loans HFI increased 2.1% in the third quarter, loan demand has slowed compared to the first half of the year as customers respond to the increase in rates.
“As we expected, deposits showed a slight contraction as some customers adjusted their deposit balances, which had accumulated over the past few years. The deposit activity resulted in a 1.9% decrease in deposits and a corresponding 2.0% decrease in assets in the third quarter. Despite the overall decrease in deposit balances, new account activity continued at a healthy pace across our markets. In the future, we anticipate increased competition for deposits and deposit rate pressures, and we will continue to manage deposit rates as prudently as possible.

“We were excited to open our first full-service banking center in the New Orleans market early in the third quarter. This leased banking center is in the New Orleans Central Business District on Baronne Street and is the 28th Red River Bank banking center location in Louisiana. Our New Orleans bankers have been taking care of existing, local customers and welcoming new customers to Red River Bank.”
Chatelain continued, “The economic landscape continues to be complex. Inflation, higher rates, labor shortages, and a possible recession on the horizon are impacting our customers and markets. We will continue to be prudent and vigilant in our loan underwriting and will closely monitor our loan customers for asset quality concerns. Despite these challenges, the overall Louisiana economy remains healthy, bolstered by stable energy prices and investments in the industrial segment.
“As we move into the fourth quarter of 2022, our primary focus remains taking great care of our customers and our communities. Additionally, we are closely managing our liquidity position, balance sheet growth, and asset quality, while building capital from earnings as we look forward to the opportunities and challenges ahead.”
Net Interest Income and Net Interest Margin FTE
Net interest income and net interest margin FTE for the third quarter of 2022 were positively impacted by the Federal Open Market Committee (“FOMC”) increasing the target federal funds rate by 25 basis points (“bp(s)”) in March 2022, 50 bps in May 2022, and 75 bps in each of June, July, and September 2022. Higher loan balances in the third quarter of 2022 also improved net interest income and the net interest margin FTE.
Net interest income for the third quarter of 2022 was $23.1 million, which was $1.9 million, or 9.2%, higher than the second quarter of 2022, due to a $2.4 million increase in interest and dividend income, partially offset by a $449,000 increase in interest expense. The increase in interest and dividend income was primarily due to an increase in non-PPP loan income and an increase in income on short-term liquid assets. Non-PPP loan income(1) increased $1.9 million due to higher rates on new and renewed non-PPP loans and a $78.4 million increase in the average balance of non-PPP loans(1) when compared to the prior quarter. Income on short-term liquid assets increased $768,000 due to the FOMC’s increases to the target federal funds rate. The increase in interest expense in the third quarter of 2022 was primarily a result of an increase in the rates on interest-bearing transaction deposits.
The net interest margin FTE increased 31 bps to 3.06% for the third quarter of 2022, compared to 2.75% for the prior quarter. This increase was driven primarily by the higher interest rate environment and an improved asset mix in the third quarter of 2022. The yield on non-PPP loans(1) increased 18 bps driven by higher rates on new and renewed loans, and the yield on short-term liquid assets increased 144 bps due to the higher interest rate environment. These increases were partially offset by a 12 bp increase in the rate on interest-bearing deposits.
For the third quarter of 2022, PPP loans had a minimal impact on loan yield and the net interest margin FTE. For the third quarter of 2022, PPP loan interest and fees totaled $6,000, compared to $150,000 in interest and fees for the prior quarter. As of September 30, 2022, deferred PPP fees were $28,000.
The FOMC is expected to raise the target federal funds rate in the fourth quarter of 2022 and in early 2023. Our balance sheet is asset sensitive, and interest income on earning assets generally improves in a higher interest rate environment. However, we also expect additional pressure on deposit interest rates due to the higher interest rate environment. As of September 30, 2022, floating rate loans were 14.5% of loans HFI, and floating rate transaction deposits were 3.6% of interest-bearing transaction deposits. Depending on balance sheet activity and excluding PPP loans, we expect an increasing interest rate environment to positively impact our net interest income and net interest margin FTE in the fourth quarter of 2022.
Provision for Loan Losses
The provision for loan losses for the third quarter of 2022 was $600,000, which was $350,000 higher than the provision for loan losses of $250,000 for the prior quarter. This increase was due to potential economic challenges resulting from the current inflationary environment, changing monetary policy, and loan growth. We will continue to evaluate future provision needs in relation to current economic situations, loan growth, and trends in asset quality.
Noninterest Income
Noninterest income totaled $4.9 million for the third quarter of 2022, which was consistent with the previous quarter. The slight increase was mainly due to a gain on the sale and call of securities, higher loan and deposit income, no impact related to equity securities due to their liquidation in the second quarter, and higher Small Business Investment Company (“SBIC”) income, all of which was partially offset by lower mortgage loan income and net debit card income.
The gain on the sale and call of securities was $16,000 for the third quarter of 2022 as a result of a municipal security that was called. In the second quarter of 2022, the loss on the sale and call of securities was $114,000 as a result of portfolio restructuring transactions.
Loan and deposit income for the third quarter was $502,000, an increase of $92,000, or 22.4%, from the prior quarter. This increase was primarily related to annual renewals of letters of credit.
____________________
(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

Equity securities were an investment in a Community Reinvestment Act (“CRA”) mutual fund consisting primarily of bonds. The gain or loss on equity securities is a fair value adjustment primarily driven by changes in the interest rate environment. The mutual fund had a loss of $82,000 in the second quarter of 2022. In April 2022, we liquidated all shares invested in the mutual fund.
SBIC income for the third quarter of 2022 was $231,000, an increase of $80,000, or 53.0%, from the prior quarter primarily due to a $95,000 dividend received from the SBIC.
Mortgage loan income for the third quarter of 2022 was $624,000, a decrease of $268,000, or 30.0%, compared to $892,000 from the previous quarter. This decrease was primarily driven by reduced purchase activity due to higher mortgage interest rates.
Debit card income, net, totaled $934,000 for the third quarter of 2022, a decrease of $122,000, or 11.6%, from the prior quarter. This decrease was mainly due to a decrease in the number of debit card transactions and higher debit card processing fees.
Operating Expenses
Operating expenses for the third quarter of 2022 totaled $15.0 million, an increase of $570,000, or 3.9%, compared to $14.5 million for the previous quarter. This increase was mainly due to higher personnel expenses, other business development expenses, legal and professional expenses, and occupancy and equipment expenses.
Personnel expenses totaled $8.9 million for the third quarter of 2022, an increase of $279,000, or 3.3%, from the previous quarter. This increase was primarily due to an increase in headcount. As of September 30, 2022 and June 30, 2022, we had 358 and 348 total employees, respectively.
Other business development expenses totaled $436,000 for the third quarter of 2022, an increase of $96,000, or 28.2%, from the previous quarter. This increase was primarily the result of an increase in community sponsorships and CRA related contributions, as well as expenses associated with an SBIC limited partnership.
Legal and professional expenses totaled $553,000 for the third quarter of 2022, an increase of $78,000, or 16.4%, from the previous quarter. This increase was primarily due to higher professional fees and auditing fees.
Occupancy and equipment expenses totaled $1.5 million for the third quarter of 2022, an increase of $58,000, or 3.9%, from the previous quarter. This increase was primarily due to $44,000 of nonrecurring expenses related to the third-quarter opening of a new location in our New Orleans market, partially offset by lower expenses due to relocating the staff and closing the Lafayette Loan and Deposit Production Office (“LDPO”) on June 30, 2022.
Asset Overview
As of September 30, 2022, assets totaled $3.06 billion, which was $61.4 million, or 2.0%, lower than $3.12 billion as of June 30, 2022. This decrease was primarily due to a $53.7 million decrease in deposits in the third quarter. During the third quarter of 2022, interest-bearing deposits in other banks decreased $55.5 million, or 17.5%, to $261.6 million and were 8.6% of assets as of September 30, 2022. Total securities decreased $46.2 million, or 5.7%, to $764.5 million in the third quarter and were 25.0% of assets as of September 30, 2022. Loans HFI increased $38.1 million, or 2.1%, compared to the prior quarter due to loan activity. The loans HFI to deposits ratio was 67.22% as of September 30, 2022, compared to 64.61% as of June 30, 2022.
Securities
Total securities as of September 30, 2022, were $764.5 million, a decrease of $46.2 million, or 5.7%, from June 30, 2022. Securities decreased primarily due to a larger net unrealized loss, which was impacted by the increase in market rates, and principal repayments in the securities portfolio.
Securities available-for-sale totaled $609.7 million, net of $89.6 million of unrealized loss as of September 30, 2022, compared to $651.1 million, net of $63.7 million of unrealized loss as of June 30, 2022. As of September 30, 2022, securities held-to-maturity totaled $154.7 million compared to $159.6 million as of June 30, 2022.
Loans
Loans HFI as of September 30, 2022, totaled $1.88 billion, an increase of $38.1 million, or 2.1%, from June 30, 2022, due to loan activity in various markets across Louisiana.
As of September 30, 2022, PPP loans were materially complete. As of September 30, 2022, PPP loans totaled $1.4 million, net of $28,000 of deferred income, and were 0.1% of loans HFI.
Health care loans are our largest industry concentration and are made up of a diversified portfolio of health care providers. As of September 30, 2022, total health care loans were 7.8% of loans HFI. Within the health care sector, loans to nursing and residential care facilities were 3.9% of loans HFI, and loans to physician and dental practices were 3.8% of loans HFI. The average health care loan size was $344,000 as of September 30, 2022.
On March 5, 2021, it was announced that certain U.S. Dollar London Interbank Offered Rate (“LIBOR”) rates would cease to be published after June 30, 2023. As of September 30, 2022, 2.1% of our loans HFI were LIBOR-based with a setting that expires June 30, 2023. Alternative rate language is present in each credit agreement with a LIBOR-based rate. We do not anticipate any issues with transitioning each loan to a non-LIBOR-based rate.

Asset Quality and Allowance for Loan Losses
NPAs totaled $2.7 million as of September 30, 2022, an increase of $1.7 million, or 179.6%, from $971,000 as of June 30, 2022. This increase was primarily due to additional loans placed on nonaccrual status, partially offset by payments to nonaccrual loans and the sale of foreclosed assets during the third quarter. Due to the sale of all foreclosed assets in the third quarter of 2022, there were no foreclosed assets as of September 30, 2022. The ratio of NPAs to total assets was 0.09% as of September 30, 2022, and 0.03% as of June 30, 2022.
As of September 30, 2022, the ALL was $20.0 million. The ratio of ALL to loans HFI was 1.06% as of September 30, 2022, and 1.05% as of June 30, 2022. The net charge-offs to average loans ratio was 0.00% for the third quarter of 2022 and 0.01% for the second quarter of 2022.
As a Securities and Exchange Commission (“SEC”) registrant with smaller reporting company filing status as determined on June 30, 2019, the current expected credit loss methodology (“CECL”) is effective for us on January 1, 2023. Based upon our preliminary CECL analysis as of September 30, 2022, we expect the adoption of CECL will result in a combined 1.0% to 5.0% increase in our allowance for credit losses and allowance for unfunded commitments.
Deposits
Deposits as of September 30, 2022, were $2.80 billion, a decrease of $53.7 million, or 1.9%, compared to June 30, 2022. This decrease was primarily a result of customer deposit activity in response to the changing interest rate environment. Average deposits for the third quarter of 2022 were $2.82 billion, a decrease of $95.9 million, or 3.3%, from the prior quarter. Noninterest-bearing deposits totaled $1.17 billion as of September 30, 2022, down $9.6 million, or 0.8%, from June 30, 2022. As of September 30, 2022, noninterest-bearing deposits were 41.92% of total deposits. Interest-bearing deposits totaled $1.62 billion as of September 30, 2022, down $44.1 million, or 2.6%, compared to June 30, 2022.
Stockholders’ Equity
Total stockholders’ equity as of September 30, 2022, was $243.4 million compared to $253.6 million as of June 30, 2022. The $10.2 million, or 4.0%, decrease in stockholders’ equity during the third quarter of 2022 was attributed to a $20.0 million, net of tax, adjustment to accumulated other comprehensive income related to securities and $503,000 in cash dividends, partially offset by $10.2 million of net income and $74,000 of stock compensation. We paid a quarterly cash dividend of $0.07 per share on September 22, 2022.

Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles (“GAAP”) and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the SEC’s rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share, tangible common equity to tangible assets, realized book value per share, and PPP-adjusted metrics as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner that we calculate the non-GAAP financial measures that are discussed may differ from that of other companies reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included within the following financial statement tables.
About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 28 banking centers throughout Louisiana and one combined LDPO in New Orleans, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes Covington; Acadiana, which includes the Lafayette MSA; and New Orleans.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice President and Chief Financial Officer
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended			As of and for the Nine Months Ended
(Dollars in thousands, except per share data)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net Income	$10,186	$9,147	$8,138	$26,725	$24,442

Per Common Share Data:
Earnings per share, basic	$1.42	$1.27	$1.12	$3.72	$3.35
Earnings per share, diluted	$1.42	$1.27	$1.12	$3.71	$3.34
Book value per share	$33.88	$35.34	$41.05	$33.88	$41.05
Tangible book value per share(1)	$33.67	$35.12	$40.84	$33.67	$40.84
Realized book value per share(1)	$45.54	$44.23	$41.06	$45.54	$41.06
Cash dividends per share	$0.07	$0.07	$0.07	$0.21	$0.21
Shares outstanding	7,183,915	7,176,365	7,276,400	7,183,915	7,276,400
Weighted average shares outstanding, basic	7,183,915	7,176,365	7,278,192	7,179,984	7,298,597
Weighted average shares outstanding, diluted	7,197,100	7,196,643	7,294,011	7,193,958	7,314,938

Summary Performance Ratios:
Return on average assets	1.30%	1.15%	1.11%	1.13%	1.15%
Return on average equity	15.48%	14.30%	10.83%	13.25%	11.17%
Net interest margin	3.00%	2.70%	2.54%	2.70%	2.57%
Net interest margin FTE	3.06%	2.75%	2.60%	2.76%	2.63%
Efficiency ratio	53.80%	55.64%	57.61%	56.52%	56.07%
Loans HFI to deposits ratio	67.22%	64.61%	59.99%	67.22%	59.99%
Noninterest-bearing deposits to deposits ratio	41.92%	41.46%	42.29%	41.92%	42.29%
Noninterest income to average assets	0.62%	0.61%	0.77%	0.60%	0.89%
Operating expense to average assets	1.93%	1.82%	1.86%	1.84%	1.90%

Summary Credit Quality Ratios:
Nonperforming assets to total assets	0.09%	0.03%	0.08%	0.09%	0.08%
Nonperforming loans to loans HFI	0.14%	0.02%	0.09%	0.14%	0.09%
Allowance for loan losses to loans HFI	1.06%	1.05%	1.18%	1.06%	1.18%
Net charge-offs to average loans	0.00%	0.01%	0.03%	0.01%	0.03%

Capital Ratios:
Total stockholders’ equity to total assets	7.96%	8.13%	9.89%	7.96%	9.89%
Tangible common equity to tangible assets(1)	7.91%	8.08%	9.84%	7.91%	9.84%
Total risk-based capital to risk-weighted assets	17.15%	16.89%	18.74%	17.15%	18.74%
Tier 1 risk-based capital to risk-weighted assets	16.16%	15.92%	17.60%	16.16%	17.60%
Common equity Tier 1 capital to risk-weighted assets	16.16%	15.92%	17.60%	16.16%	17.60%
Tier 1 risk-based capital to average assets	10.31%	9.73%	10.21%	10.31%	10.21%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
ASSETS
Cash and due from banks	$39,465	$39,339	$40,137	$23,143	$36,614
Interest-bearing deposits in other banks	261,608	317,061	506,982	761,721	693,950
Securities available-for-sale, at fair value	609,748	651,125	810,804	659,178	568,199
Securities held-to-maturity, at amortized cost	154,736	159,562	—	—	—
Equity securities, at fair value	—	—	7,481	7,846	7,920
Nonmarketable equity securities	3,460	3,452	3,451	3,450	3,449
Loans held for sale	1,536	4,524	6,641	4,290	8,782
Loans held for investment	1,879,669	1,841,585	1,741,026	1,683,832	1,622,593
Allowance for loan losses	(19,953)	(19,395)	(19,244)	(19,176)	(19,168)
Premises and equipment, net	52,820	52,172	50,605	48,056	47,432
Accrued interest receivable	7,782	7,356	6,654	6,245	5,927
Bank-owned life insurance	28,594	28,413	28,233	28,061	27,886
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	4,262	4,385	4,506	3,743	3,847
Other assets	34,405	29,988	23,638	12,775	11,807
Total Assets	$3,059,678	$3,121,113	$3,212,460	$3,224,710	$3,020,784

LIABILITIES
Noninterest-bearing deposits	$1,172,157	$1,181,781	$1,181,136	$1,149,672	$1,143,693
Interest-bearing deposits	1,624,337	1,668,414	1,746,592	1,760,676	1,560,890
Total Deposits	2,796,494	2,850,195	2,927,728	2,910,348	2,704,583
Accrued interest payable	1,194	1,176	1,329	1,310	1,340
Lease liabilities	4,377	4,494	4,610	3,842	3,943
Accrued expenses and other liabilities	14,200	11,652	13,919	11,060	12,230
Total Liabilities	2,816,265	2,867,517	2,947,586	2,926,560	2,722,096
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	60,050	60,050	60,050	60,233	65,130
Additional paid-in capital	2,014	1,940	1,877	1,814	1,751
Retained earnings	265,093	255,410	246,766	239,876	231,868
Accumulated other comprehensive income (loss)	(83,744)	(63,804)	(43,819)	(3,773)	(61)
Total Stockholders’ Equity	243,413	253,596	264,874	298,150	298,688
Total Liabilities and Stockholders’ Equity	$3,059,678	$3,121,113	$3,212,460	$3,224,710	$3,020,784

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended			For the Nine Months Ended
(in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$19,740	$18,032	$16,993	$54,543	$50,509
Interest on securities	3,572	3,677	2,220	10,210	6,247
Interest on federal funds sold	317	116	20	458	67
Interest on deposits in other banks	1,238	671	202	2,160	432
Dividends on stock	19	2	7	22	9
Total Interest and Dividend Income	24,886	22,498	19,442	67,393	57,264
INTEREST EXPENSE
Interest on deposits	1,798	1,349	1,333	4,428	4,317
Total Interest Expense	1,798	1,349	1,333	4,428	4,317
Net Interest Income	23,088	21,149	18,109	62,965	52,947
Provision for loan losses	600	250	150	1,000	1,750
Net Interest Income After Provision for Loan Losses	22,488	20,899	17,959	61,965	51,197
NONINTEREST INCOME
Service charges on deposit accounts	1,488	1,410	1,258	4,205	3,457
Debit card income, net	934	1,056	1,094	2,926	3,344
Mortgage loan income	624	892	1,770	2,643	7,009
Brokerage income	870	890	851	2,536	2,491
Loan and deposit income	502	410	413	1,283	1,281
Bank-owned life insurance income	181	180	176	533	473
Gain (Loss) on equity securities	—	(82)	(41)	(447)	(100)
Gain (Loss) on sale and call of securities	16	(114)	—	(59)	193
SBIC income	231	151	136	401	616
Other income (loss)	21	67	(14)	107	57
Total Noninterest Income	4,867	4,860	5,643	14,128	18,821
OPERATING EXPENSES
Personnel expenses	8,853	8,574	7,956	25,879	24,087
Occupancy and equipment expenses	1,531	1,473	1,412	4,496	4,019
Technology expenses	653	695	734	2,118	2,144
Advertising	316	306	282	841	691
Other business development expenses	436	340	283	1,079	889
Data processing expense	604	564	528	1,484	1,445
Other taxes	650	647	527	1,933	1,584
Loan and deposit expenses	164	185	325	479	773
Legal and professional expenses	553	475	453	1,446	1,189
Regulatory assessment expenses	280	251	251	781	665
Other operating expenses	1,001	961	933	3,037	2,753
Total Operating Expenses	15,041	14,471	13,684	43,573	40,239
Income Before Income Tax Expense	12,314	11,288	9,918	32,520	29,779
Income tax expense	2,128	2,141	1,780	5,795	5,337
Net Income	$10,186	$9,147	$8,138	$26,725	$24,442

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	September 30, 2022			June 30, 2022
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,871,834	$19,740	4.13%	$1,796,322	$18,032	3.97%
Securities - taxable	658,245	2,536	1.54%	690,772	2,615	1.52%
Securities - tax-exempt	207,182	1,036	2.00%	211,672	1,062	2.01%
Federal funds sold	55,201	317	2.25%	53,216	116	0.86%
Interest-bearing balances due from banks	219,845	1,238	2.21%	351,092	671	0.76%
Nonmarketable equity securities	3,452	19	2.24%	3,451	2	0.22%
Total interest-earning assets	3,015,759	$24,886	3.24%	3,106,525	$22,498	2.87%
Allowance for loan losses	(19,667)			(19,293)
Noninterest-earning assets	100,685			99,687
Total assets	$3,096,777			$3,186,919
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,323,081	$938	0.28%	$1,410,270	$547	0.16%
Time deposits	321,547	860	1.06%	328,420	802	0.98%
Total interest-bearing deposits	1,644,628	1,798	0.43%	1,738,690	1,349	0.31%
Other borrowings	—	—	—%	—	—	—%
Total interest-bearing liabilities	1,644,628	$1,798	0.43%	1,738,690	$1,349	0.31%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,173,387			1,175,251
Accrued interest and other liabilities	17,756			16,459
Total noninterest-bearing liabilities	1,191,143			1,191,710
Stockholders’ equity	261,006			256,519
Total liabilities and stockholders’ equity	$3,096,777			$3,186,919
Net interest income		$23,088			$21,149
Net interest spread			2.81%			2.56%
Net interest margin			3.00%			2.70%
Net interest margin FTE(3)			3.06%			2.75%
Cost of deposits			0.25%			0.19%
Cost of funds			0.24%			0.17%
(1)Includes average outstanding balances of loans held for sale of $2.7 million and $3.8 million for the three months ended September 30, 2022 and June 30, 2022, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
LOAN INTEREST INCOME AND NET INTEREST RATIOS EXCLUDING PPP LOANS (NON-GAAP) (UNAUDITED)

The following table presents interest income for total loans, PPP loans, and total non-PPP loans (non-GAAP), as well as net interest income and net interest ratios excluding PPP loans (non-GAAP) for the three months ended September 30, 2022 and June 30, 2022.

	For the Three Months Ended
	September 30, 2022			June 30, 2022
(dollars in thousands)	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield
Loans(1,2)	$1,871,834	$19,740	4.13%	$1,796,322	$18,032	3.97%
Less: PPP loans, net
Average	1,350			4,202
Interest		4			11
Fees		2			139
Total PPP loans, net	1,350	6	1.62%	4,202	150	14.30%
Non-PPP loans (non-GAAP)(3)	$1,870,484	$19,734	4.13%	$1,792,120	$17,882	3.95%

Net interest income, excluding PPP loan income (non-GAAP)
Net interest income		$23,088			$21,149
PPP loan income		(6)			(150)
Net interest income, excluding PPP loan income (non-GAAP)(3)		$23,082			$20,999

Ratios excluding PPP loans, net (non-GAAP)(3)
Net interest spread			2.81%			2.55%
Net interest margin			3.00%			2.68%
Net interest margin FTE(4)			3.06%			2.73%
(1)Includes average outstanding balances of loans held for sale of $2.7 million and $3.8 million for the three months ended September 30, 2022 and June 30, 2022, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.
(4)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Nine Months Ended September 30,
	2022			2021
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,786,864	$54,543	4.03%	$1,610,449	$50,509	4.14%
Securities - taxable	635,594	7,029	1.48%	318,354	3,145	1.32%
Securities - tax-exempt	211,375	3,181	2.01%	199,556	3,102	2.07%
Federal funds sold	53,896	458	1.12%	70,841	67	0.13%
Interest-bearing balances due from banks	385,556	2,160	0.74%	521,118	432	0.11%
Nonmarketable equity securities	3,451	22	0.86%	3,448	9	0.34%
Total interest-earning assets	$3,076,736	$67,393	2.90%	$2,723,766	$57,264	2.78%
Allowance for loan losses	(19,390)			(19,152)
Noninterest-earning assets	108,124			133,400
Total assets	$3,165,470			$2,838,014
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,383,628	$1,940	0.19%	$1,177,220	$1,238	0.14%
Time deposits	327,477	2,488	1.02%	341,847	3,079	1.20%
Total interest-bearing deposits	1,711,105	4,428	0.35%	1,519,067	4,317	0.38%
Other borrowings	—	—	—%	—	—	—%
Total interest-bearing liabilities	1,711,105	$4,428	0.35%	1,519,067	$4,317	0.38%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,167,412			1,009,188
Accrued interest and other liabilities	17,244			17,324
Total noninterest-bearing liabilities	1,184,656			1,026,512
Stockholders’ equity	269,709			292,435
Total liabilities and stockholders’ equity	$3,165,470			$2,838,014
Net interest income		$62,965			$52,947
Net interest spread			2.55%			2.40%
Net interest margin			2.70%			2.57%
Net interest margin FTE(3)			2.76%			2.63%
Cost of deposits			0.21%			0.23%
Cost of funds			0.19%			0.21%
(1)Includes average outstanding balances of loans held for sale of $3.6 million and $9.4 million for the nine months ended September 30, 2022 and 2021, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
LOAN INTEREST INCOME AND NET INTEREST RATIOS EXCLUDING PPP LOANS (NON-GAAP) (UNAUDITED)

The following table presents interest income for total loans, PPP loans, and total non-PPP loans (non-GAAP), as well as net interest income and net interest ratios excluding PPP loans (non-GAAP) for the nine months ended September 30, 2022 and 2021.

	For the Nine Months Ended September 30,
	2022			2021
(dollars in thousands)	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield
Loans(1,2)	$1,786,864	$54,543	4.03%	$1,610,449	$50,509	4.14%
Less: PPP loans, net
Average	5,502			93,408
Interest		42			734
Fees		598			3,827
Total PPP loans, net	5,502	640	15.54%	93,408	4,561	6.51%
Non-PPP loans (non-GAAP)(3)	$1,781,362	$53,903	3.99%	$1,517,041	$45,948	4.00%

Ratios excluding PPP loans, net (non-GAAP)(3)
Net interest spread			2.52%			2.27%
Net interest margin			2.68%			2.43%
Net interest margin FTE(4)			2.73%			2.49%
(1)Includes average outstanding balances of loans held for sale of $3.6 million and $9.4 million for the nine months ended September 30, 2022 and 2021, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.
(4)Net interest margin FTE includes an FTE adjustment using a 21.0% federal income tax rate on tax-exempt securities and tax-exempt loans.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	September 30, 2022	June 30, 2022	September 30, 2021
Tangible common equity
Total stockholders’ equity	$243,413	$253,596	$298,688
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$241,867	$252,050	$297,142
Realized common equity
Total stockholders’ equity	$243,413	$253,596	$298,688
Adjustments:
Accumulated other comprehensive (income) loss	83,744	63,804	61
Total realized common equity (non-GAAP)	$327,157	$317,400	$298,749
Common shares outstanding	7,183,915	7,176,365	7,276,400
Book value per share	$33.88	$35.34	$41.05
Tangible book value per share (non-GAAP)	$33.67	$35.12	$40.84
Realized book value per share (non-GAAP)	$45.54	$44.23	$41.06

Tangible assets
Total assets	$3,059,678	$3,121,113	$3,020,784
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$3,058,132	$3,119,567	$3,019,238
Total stockholders’ equity to assets	7.96%	8.13%	9.89%
Tangible common equity to tangible assets (non-GAAP)	7.91%	8.08%	9.84%